Exhibit 99.2
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contact:
Teri Dahlman (617) 995-9905
  IDENIX PHARMACEUTICALS PRICES UNDERWRITTEN OFFERING OF COMMON STOCK
Cambridge, MA — April 29, 2010 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced the pricing of an underwritten offering of 6,460,672 shares of its common stock at a price of $4.35 per share. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $26.2 million. All of the shares are being sold by Idenix. The offering is expected to close on May 4, 2010, subject to customary closing conditions.
The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission. Idenix also will file with the Securities and Exchange Commission a prospectus supplement with respect to the offering. Thomas Weisel Partners LLC is acting as the sole book-running manager for the offering. Leerink Swann LLC and William Blair & Company, L.L.C. are acting as co-managers for the offering.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Idenix, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, from Thomas Weisel Partners LLC, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling 415-364-2720, or via fax request to 415-364-2799.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with chronic hepatitis C infection.